Exhibit 99.15

AMENDMENT TO THE

SYNDICATION AGREEMENT

This AMENDMENT TO THE SYNDICATION AGREEMENT (the “Amendment”) is entered into as of July 2, 2021, by and among IG4 Capital Infrastructure Investments LP, an entity incorporated and validly existing under the laws of Scotland (“IG4 Capital”), and Hernando Alejandro Constancio Graña Acuña (“Mr. Graña Acuña”), in witness of Rosanna Tori Devoto (“Mrs. Tori Devoto” and, together with Mr. Graña Acuña, the “Shareholders”).

IG4 Capital and the Shareholders are sometimes referred hereto individually as “Party” and collectively as “Parties”.

WITNESSETH:

WHEAREAS, on June 3, 2021, the Parties executed a Syndication Agreement (the “Agreement”);

WHEREAS, the Parties desire to waive a certain condition pursuant to Section 2.1 of the Agreement and partially amend the Agreement, in order to replace Sections 2.1 and 2.2 of the Agreement, as set forth in Article I of this Amendment;

NOW, THEREFORE, in consideration of the foregoing, the Parties have agreed to amend and restate the Agreement as follows:

ARTICLE I
WAIVER AND AMENDMENT

Section 1.1            Effective Date. By means of this Amendment, the Parties hereby agree to (i) waive the condition pursuant to Section 2.1 of the Agreement, referred to securing a participación significativa in the Offer pursuant to Section 6.3(c) of the TOSA, as amended between the parties of the TOSA as described in the Offer prospectus; (ii) declare that, as of the date of this Amendment, all rights and obligations of the Offeror and the Shareholders to act in accordance with the Agreement are effective and enforceable and not subject to any further condition; and (iii) amend the Agreement by replacing Section 2.1 of the Agreement in its entirety, as follows:

“Section 2.1 Effective Date. This Agreement shall become effective from its execution date. The Shareholders agree to act in accordance to Section 1.1 from July 2, 2021.”

Section 1.2            Termination. By means of this Amendment, the Parties hereby agree to amend the Agreement by replacing Section 2.2 of the Agreement in its entirety, as follows:

“Section 2.2 Termination. The rights and obligations of all the Parties hereunder will terminate upon the first to occur of: (i) the written agreement of all such Parties; (ii) the dissolution or liquidation of the Company; (iii) the termination of the Trust Agreement; (iv) the termination of the Supplementary Agreement; (v) the successful conclusion of the transfer process under Section 7 of the Supplementary

Agreement; (vi) the notification by either Party or the Company of an order from the Peruvian Public Prosecutor, the General Attorney or any other governmental entity mandating the termination of this Agreement; and, (vii) for each Party, the date in which that Party, whether directly or indirectly, fails to own Common Shares (as such number may be adjusted for any stock dividend, subdivision, combination, recapitalization or other similar event). A Person who ceases to hold Shares will cease to be a Party and will have no further rights and obligations under this Agreement, except as provided herein or with respect to the rights and obligations that such Person may have hereunder against any other Party, or such Person may have with respect to a Party hereunder, by reason of such Party’s prior breach of this Agreement or otherwise.”

ARTICLE II
OTHER PROVISIONS

Section 2.1            No Further Amendments. The Agreement is amended only to the extent expressly provided in Article I above and the Parties therefore hereby ratify the Agreement in its entirety as amended hereby. This Amendment, together with the Agreement, represent the complete understanding among the Parties with respect to the subject matter hereof.

Section 2.2            Certain Definitions. For purposes of this Amendment, all terms not specifically defined in this Amendment will have the meaning set forth in the Agreement, as amended.

Section 2.3            Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Republic of Peru, and any dispute or controversy related to this Amendment shall be resolved in accordance to Section 3.4 of the Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of each of the dates written below.

[Signature pages below]

Signature page of the AMENDMENT TO THE SYNDICATION AGREEMENT dated as of July 2, 2021, by and among IG4 Capital and Mr. Graña Acuña

IG4 CAPITAL INFRASTRUCTURE INVESTMENTS LP

By: /s/ Roberto Guillermo Mac Lean Martins

Name: Roberto Guillermo Mac Lean Martins

Notices

Address: Apoquindo 4700, piso 10, Las Condes, Santiago, Chile

Attention: Mr. Pablo Kühlenthal

Email: pablo.kuhlenthal@ig4capital.com / contratos@ig4capital.com

Signature page of the AMENDMENT TO THE SYNDICATION AGREEMENT dated as of July 2, 2021, by and among IG4 Capital and Mr. Graña Acuña

HERNANDO ALEJANDRO CONSTANCIO GRAÑA ACUÑA By: /s/ Carlos Enrique Arata Delgado Name: Carlos Enrique Arata Delgado Title: Authorized Person	Intervention by ROSANNA TORI DEVOTO By: /s/ Carlos Enrique Arata Delgado Name: Carlos Enrique Arata Delgado Title: Authorized Person

Notices

Address: General Pezet 583, dpto. 901, San Isidro

Attention: Mr. Hernando Graña Acuña

Email: hgrana@outlook.com